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Exhibit 10.19

PRODUCT SUPPLY AGREEMENT

This PRODUCT SUPPLY AGREEMENT (the “Agreement”), dated as of December 8, 2005 (the “Effective Date”), between Triax Pharmaceuticals, LLC, a Delaware corporation, having its principal place of business at 20 Commerce, Cranford, NJ 07016 (“Triax”), and OMP, a Delaware corporation having its principal place of business at 310 Golden Shore, Long Beach, California (“OMP”) (OMP and Triax, each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Triax develops, manufactures, markets and sells certain topical products containing Tretinoin;

WHEREAS, OMP has successfully marketed and sold such products in the physician-dispensed channel; and

WHEREAS, OMP and Triax deem it to be in their mutual best interests to enter into an agreement whereby the Parties shall collaborate to incorporate “Obagi” branding and volume-based incentives to aid OMP in its Tretinoin product sales efforts.

NOW THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, the Parties hereto agree as follows:

1.                         PRODUCTS; PURCHASE ORDERS

1.1                    Products; Specifications. Triax shall manufacture the following products on behalf of OMP and sell such products to OMP: 20mL Tretinoin in 0.1%, 0.05% and 0.025% concentrations (collectively, the “Products”). Triax shall manufacture the Products according to the specifications described in Exhibit A (the “Specifications”), which is hereby incorporated into this Agreement.

1.2                    Purchase Orders. Triax shall agree to manufacture, sell and deliver Products to OMP in accordance with the terms and conditions of this Agreement. From time to time and pursuant to Sections 1.4, 1.5, and 1.6. OMP shall place purchase orders (“Purchase Order(s)”) with Triax for the manufacture, sale and delivery of specific quantities of Products. This Agreement is not a Purchase Order. OMP shall have no obligation to purchase any Products hereunder until OMP has placed a Purchase Order, and then only for the quantity of the Products stated in such Purchase Orders and delivered according to this Agreement. OMP shall use commercially reasonable efforts to forecast Product demand and Triax shall use commercially reasonable efforts to provide Product quantities forecasted by OMP as per Section 1.4, unless (and to the extent) Triax notifies OMP of an inability to provide such quantities due to circumstances outside of Triax’s commercially reasonable control. Such notification must be given within 15 days of receipt of such forecast from OMP, and/or within 48 hours of Triax becoming aware of such circumstances.

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1.3                    Exclusivity. OMP shall have exclusive rights to sell the Products in the physician-dispensed channel in the United States (including all territories of the United States) (the “Channel”) for the first 12 months of this Agreement from the Effective Date. Thereafter, OMP shall only maintain exclusivity in the Channel, if OMP places Purchase Orders for at least [***] units of Products (in any combination) in each calendar year covered by the term of this Agreement. If such minimum volumes are not maintained, all other rights and obligations of this Agreement will continue on a non-exclusive basis, beginning on January 1 of the calendar year following the calendar year in which OMP did not purchase the minimum Purchase Order volume.

1.4                    Twelve -Month Rolling Forecasts and Purchase Order Placement. Thirty days prior to the first day of the first month of each quarter (which quarters shall begin on January 1, April 1, July 1 and October 1 of each year) during the term of this Agreement, OMP will provide Triax with an estimated forecast of Product orders for the coming 12 months, including firm Purchase Orders for the second quarter of each forecast period. OMP will place additional Purchase Orders as needed throughout each quarter in advance of the required delivery date thereof allowing for the Lead Time(s) (as such term is defined below). Triax shall secure adequate supply and maintain Product materials and components to the extent such materials and components are not typically provided by OMP, and shall accept and fulfill Purchase Orders placed by OMP in conformance with the terms of this Agreement. Triax shall accept Purchase Order(s) and confirm shipment dates to OMP in writing within 5 business days of receipt of a Purchase Order(s). As warranted, OMP shall update its forecast on a monthly basis or as required.

1.5                    Quantity Increases; Shipment. At the time that purchase forecasts are placed at the beginning of each quarter in accordance with Section 1.4, the Parties shall negotiate in good faith to establish: (i) a maximum quantity by which OMP may increase the quantity of Products specified in the forecast, and the period of time from the date of the Purchase Orders within which OMP may order any such increased quantity; and (ii) a maximum period of time for which OMP may defer the shipment date specified in the Purchase Orders for all or part of the Products covered by the Purchase Orders and the period of time from the date of the Purchase Orders within which OMP may elect any such deferral.

1.6                    Other Modifications Of Purchase Order. Each Purchase Order shall constitute a binding agreement between Triax and OMP, and the Parties may not modify a Purchase Order except in writing and upon obtaining the signature of an authorized representative of each Party. If any modification of a Purchase Order causes a decrease or reasonably-supported increase in Triax’s manufacturing cost, Triax promptly shall notify OMP prior to enacting such change and the change, which shall be noted in writing on the Purchase Order, shall become effective immediately upon the date of such notification.

1.7                    GMP Quality standards. All Products that Triax sells and delivers to OMP under this Agreement shall be manufactured, stored, and handled in compliance with all applicable federal, state, and local laws, regulations, ordinances, and any other legal requirements, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et.

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seq. Triax shall document the reliability and quality of its manufacturing and delivery processes as it relates to the Products. At the request of OMP, Triax shall deliver in writing to OMP personnel documentation (consistent with that which would be required by regulatory agencies to which Triax is subject) which demonstrates the implementation of these policies in the design, analysis, test and manufacture of the Products, each in accordance with GMP and FDA standards to the extent they are applicable.

1.8                    Triax’s Additional Obligations. Triax shall immediately notify OMP within 24 hours of any adverse or unexpected results or any actual or potential notice of government action regarding a Product. Triax agrees to immediately notify OMP of any recall of any Product and to administer and pay all costs associated with any recall, retrieval and/or replacement of any Product.

1.9                    OMP Marketing. OMP shall throughout the term of this Agreement promote, market, and sell the Products in all of OMP’s active accounts throughout the United States. Such activity shall include the development of sales collateral, and incorporation of the Products into appropriate educational seminars and physician training. OMP shall submit all sales collateral and printed material referencing the Products to Triax for its review.

2.                         PRODUCT PRICES

2.1                    Price List. The prices for Products purchased hereunder shall be as specified in Exhibit B (the “Prices”) which is hereby incorporated into this Agreement. All Prices are fixed through the term of this Agreement in United States dollars, except changes agreed to in a mutual, signed writing. Triax may also increase Prices, provided such increases occur no more than once per 12 month period, and are based on increases in costs demonstrated to OMP’s reasonable satisfaction are the sole result of incremental increases in packaging and labeling design costs and the integration of custom-labeled Product tubes into the manufacturing process. Prices are exclusive of delivery charges set forth in Section 3.2 and inclusive of (i) all applicable local, state and federal taxes, and (ii) any other costs (including, without limitation, set-up, testing and tooling costs and non-recurring engineering expenses) incurred by Triax in connection with the manufacture, sale and delivery of Products.

OMP shall also be entitled to volume discounts to the base pricing listed on Exhibit B, for product purchased in excess of [***] units per year, and to the extent such product is sold through to OMP’s customer’s within 90 days of OMP’s receipt of such product. Volume discounts will be based on calendar year performance and applied to cumulative quarterly purchases in excess of [***] units per quarter, such that annualized volumes over[***] units will be sold by Triax to OMP at a [***] discount to Prices up to [***] units; volumes over [***] shall be sold Triax to OMP at a [***] discounts to Prices, up to [***] units; and volumes in excess of [***] shall be sold by Triax to OMP at a [***] discount to Prices as follows;

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

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3.                         LEAD TIME, SHIPMENT AND DELIVERY

3.1                    Lead Time For Products. It is understood and agreed between the Parties that Products with OMP-branded packaging must be manufactured in quantities of at least [***] units per SKU. OMP shall agree to purchase quantity in its entirety within 12 months of expiration date, provided such smaller quantity as may be desired by OMP cannot be accommodated as part of a larger production run of similar Triax product, and only so long as such Product has a minimum 2 year expiration date from the date of manufacture. In any event, OMP shall provide at least a 120 day lead time from the date of submission of Purchase Orders, and Triax shall deliver all Products to OMP, and in compliance with the terms of this Agreement, within 30 days of Triax’s receipt of such Purchase Orders (“Lead Time”), unless otherwise mutually agreed to by the Parties in writing.

3.2                    Shipment. Triax shall ship all Products purchased under this Agreement F.O.B. shipping point, to the location specified by OMP in each Purchase Order, so as to be received by OMP, allowing for normal transit times, in accordance with the quantities and delivery schedule specified on the corresponding Purchase Order. If any shipment is late due to Triax’s fault, Triax shall ship the effected Product by such mode of expedited shipment specified by OMP, at Triax’s sole expense. Triax shall cause the delivery of all Products to OMP’s receiving department during normal business hours, unless otherwise directed by OMP.

3.3                    Mode Of Shipment. The mode of shipment shall in each instance be ground transportation, unless otherwise specified by OMP on the Purchase Order or pursuant to late delivery provisions of Section 3.2. In the absence of specific instructions by OMP, Triax will select the best carrier for shipment.

3.4                    Risk Of Loss/ Insurance. Risk of loss and damage shall pass from Triax to OMP upon delivery by Triax or the common carrier to OMP’s representative at the F.O.B. shipping point described in Section 3.2 above.

3.5                    Packaging. Product shall be packaged under Triax’s standard label, branding and package design except that OMP shall have the right, at OMP’s own expense to develop OMP branded packaging, label design and label copy (“Packaging Specifications”), and to have Product manufactured with such “Packaging Specifications”. Triax shall take commercially reasonable efforts to integrate “Packaging Specifications” into Triax’s manufacturing processes. OMP shall submit such Packaging design to Triax for approval as to compliance with regulatory

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requirements. Such approval will not be unreasonably withheld. All OMP branded Products will use the same packing tubes as currently utilized by Triax in its Tretinoin production.

Packaging Specifications shall include the phrase “Manufactured and distributed under authority of Triax Pharmaceuticals, Inc.” and shall otherwise comply with all applicable Food and Drug Administration (“FDA”) labeling requirements.

3.6                    Use of Intellectual Property. Triax shall use any trademarks, trade names, logos, products names, or labels of OMP, and any derivatives thereof or intellectual property rights related thereto, solely for purposes of performing under this Agreement and only in accordance with this Agreement and the instructions of OMP. This Agreement is not intended to, and shall not be construed, to result in any transfer or any such intellectual property rights or related interests, registered or not, domestic or foreign, to Triax.

3.7                    Payment Terms. The terms of payment for all Products purchased under this Agreement shall be net 30 days from the date of OMP’s receipt of Products. Triax shall submit all invoices to OMP’s corporate offices, Attn: Accounts Payable, unless otherwise instructed by OMP.

3.8                    Delinquent Accounts. All amounts due and owing to Triax hereunder, but not paid by OMP within 10 days of the due date thereof, shall bear interest in U.S. dollars at the rate of the lesser of; (i) one per cent (1%) per annum above the then applicable prime interest rate announced by the Wall Street Journal for 90-day U.S. dollar loans to prime commercial customers in the United States; or (ii) the maximum lawful interest rate permitted under applicable California law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

3.9                    Billing Disputes.

(a)                      In the event that a billing dispute occurs concerning any charges billed to OMP by Triax, OMP must submit documentation regarding the disputed amount. Documentation must be submitted to Triax within 120 days of OMP’s receipt of billing invoice for the Products.

(b)                     If the dispute is resolved in favor of OMP and OMP has withheld the disputed amount, no interest credits or penalties will apply. If the dispute is resolved in favor of OMP and OMP has paid the disputed amount, OMP will be credited with interest on such amount by Triax at the rate of one percent (1%) per month, from the date Triax received payment up to and including the date of refund. If the dispute is resolved in favor of Triax and OMP has paid the disputed amount on or before the payment due date, no interest credit or penalties will apply.

(c)                      If the dispute is resolved in favor of Triax and OMP has withheld the disputed amount, any payments withheld pending settlement of the disputed amount shall

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bear interest at the rate of one percent (1%) per month, from the payment Due Date up to and including the date of payment.

(d)                     If any continuing dispute between the Parties is not resolved within one hundred twenty (120) days of the due date, after reasonable attempts by OMP and Triax, the dispute will be referred to the respective executive responsible for each Party’s respective obligations under this Agreement. The executives will negotiate in good faith to resolve the dispute informally. During this course of such negotiations, all reasonable requests made by one Party to the other for information will be honored by the Parties. Both Parties shall continue performing their respective obligations under this Agreement while the dispute is being resolved, except to the extent that such obligations are in dispute, unless and until this Agreement expires or is terminated in accordance with its terms. If the Parties are unable to resolve such dispute within the process above then either Party may exercise any remedies, in law or equity, available to it.

4.                         PRODUCT INSPECTION AND ACCEPTANCE

4.1                    Acceptance Inspection and Testing. OMP shall have the right, at its sole discretion, to perform acceptance testing and inspection of any shipment of Products (“Acceptance Testing”) for conformance with OMP’s specifications (the “Specifications”). Such Acceptance Testing shall take place, at OMP’s election, either on Triax’s premises (during normal business hours and upon reasonable notice to Triax), OMP’s premises, or at a location selected by OMP (including the premises of any customer of OMP). OMP shall have 60 days from receipt of a shipment of Products to perform such Acceptance Testing (“Initial Acceptance Testing Period”).

4.2                    Non-Conforming Products. If OMP reasonably determines within the Initial Acceptance Testing Period that all or any portion of a shipment of Products are non-conforming with the Specifications, OMP shall provide Triax a notice of non-conformance and appropriate supporting documentation, and Triax shall promptly correct the defects identified by OMP or supply new Products within 30 days after receipt of OMP’s notice of non-conformance. All costs and expenses associated with any such correction or replacement, including, without limitation, transportation charges for return to Triax and subsequent return to OMP, shall be borne solely by Triax. Upon receipt by OMP of corrected or replaced Products, OMP shall have an additional 60 day period to conduct Acceptance Testing (“Additional Acceptance Testing Period”). If during such Additional Acceptance Testing Period, OMP determines that any of the Products are still non-conforming with the Specifications, Triax shall provide new replacement Products for all non-conforming Products at Triax’s sole cost and expense and OMP shall have a second Additional Acceptance Testing Period for such replacement Products.

4.3                    No Waiver Of Warranty. In no event shall OMP’s inspection and acceptance of any Product pursuant to this Section 4, or the payment for such Product by OMP, in any way impair or reduce OMP’s rights under the warranty provisions of Section 8 of this Agreement.

4.4                    Facilities Surveys. Following reasonable notice to Triax, OMP reserves the right as necessary to review (or have its agents review), during regular business hours, Triax’s

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manufacturing facilities and Triax’s quality control procedures, both prior to first Product deliveries and periodically thereafter, in order to assure compliance with the Specifications and other standard industry practices and procedures. Triax’s failure to correct any deficiency within these time periods shall entitle OMP to terminate this Agreement and cancel all then-outstanding Purchase Orders for Products which have not met acceptance, without liability or consequence to OMP.

5.                         SPECIFICATION AND OTHER CHANGES

5.1                    Changes In Specifications. All Products shipped by Triax to OMP shall conform to the existing Specifications. The Specifications may be amended or otherwise changed from time to time only by written agreement of Triax and OMP.

5.2                    OMP Changes. OMP may propose changes to the Specifications, and Triax shall consider the feasibility of any such proposal. Triax shall, within 30 days of receipt of OMP’s proposal, furnish to OMP in writing its comments regarding the proposed changes, including an expression of its willingness to implement the same, the price implications, if any, of the change, and the time schedule required for implementation.

5.3                    Change In Source Of Parts. Triax promptly shall notify OMP in writing of, including the reason for, any change in the source (including the addition of new vendors) of purchased components (including, without limitation, active or inactive ingredients) for any Products. Upon request, Triax shall provide OMP with copies of raw ingredient certificates of analysis.

5.4                    Notification Of Updates. Triax shall send all Updates provided to OMP pursuant to this Section 5, unless otherwise instructed by OMP, to: OMP Corporation, 310 Golden Shore Road, Attn: Klaus Wholand, Director of Operations, Long Beach, California                               .

5.5                    Change Documentation. Triax shall, at its expense, provide OMP with copies of all change in Specifications documentation or similar documentation issued by it during the term of this Agreement that affects any Product. Such copies shall be provided to OMP as soon as practicable, but in no event later than 10 days after issuance by Triax.

6.                         CONFIDENTIALITY/ PROPRIETARY INFORMATION

6.1                    Definitions. For purposes of this Agreement, “Trade Secrets” means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated as confidential. “Proprietary Information” means Trade Secrets and Confidential Information of OMP.

6.2                    Proprietary Information. The Parties agree that any and all Proprietary Information exchanged prior to this Agreement have been subject to the terms and conditions of those certain Confidentiality Agreements as signed between the parties from time to time.

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Further, the Parties acknowledge and agree that any and all Proprietary Information exchanged in the past and that which may be exchanged from time to time under this Agreement, shall be under an obligation by the receiving party to maintain the confidentiality of such information.

6.3                    Nondisclosure Requirements. Each party shall hold Proprietary Information of the other party in strictest confidence and not to copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third party, or utilize the Proprietary Information for any purpose whatsoever other than as expressly contemplated by this Agreement or as otherwise mutually agreed to in writing. Proprietary Information shall only be disclose to employees, representatives and consultants of the parties who are under a written obligation to comply with the nondisclosure obligations set forth herein. Each party shall cause such employees, representatives and consultants to comply with the nondisclosure obligations set forth herein. Each party shall immediately notify the other party in writing of any suspected or known breach of the obligations or restrictions set forth in this Section 6. Each party shall cooperate with the other party to prevent, cure and mitigate any harmful or potentially harmful effects of any suspected or known breach. Notwithstanding the foregoing, any previously executed Confidentiality Agreements between the Parties shall continue in full force and effect, provided that to the extent of any inconsistency or ambiguity between such agreements and this Agreement, this Agreement shall control and govern in all respects.

6.4                    Exceptions. The obligations of Section 6.3 shall not apply if and to the extent that: (i) the Proprietary Information communicated was already known without obligation to keep such information confidential, at the time of receipt; (ii) the Proprietary Information communicated was received in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (iii) the receiving Party establishes that the Proprietary Information communicated was publicly known at the time of receipt or has become publicly known other than by a breach of this Agreement. If the receiving Party is required to disclose all or part of the Proprietary Information pursuant to any legal requirement of any country which may have jurisdiction over such Party, such Party shall immediately upon becoming aware that such disclosure is required, give the other Party notice of the circumstances in which the disclosure is required and obtain agreement from the other Party on the extent and timing of such disclosure, and provide assistance in obtaining any injunction on such disclosure, if applicable.

6.5                    Publicity. Each Party shall not, without the prior written consent of the other Party, issue any news releases, advertisements or other promotional materials that refer to, or otherwise disclose any information relating to, such other Party, this Agreement, such other Party’s business affairs or the performance of any Purchase Order.

6.6                    Proprietary Information. Any OMP Proprietary Information that is or has been provided to Triax in connection with this Agreement or the negotiation of any Purchase Order, whether in written form or otherwise, shall remain the sole and exclusive property of OMP and may not, without the prior written consent of OMP, be used by Triax for any other purpose,

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including, without limitation, the development, marketing or sale of any product or part to any other customer or any prospective customer of Triax.

Any Triax Proprietary Information that is or has been provided to OMP in connection with this Agreement or the negotiation of any Purchase Order, whether in written form or otherwise, shall remain the sole and exclusive property of Triax and may not, without the prior written consent of Triax, be used by OMP for any other purpose, including, without limitation, the development, marketing or sale of any product or part to any other customer or any prospective customer of OMP.

6.7                    Injunctive Relief. The obligations of the Parties under this Section 6 shall survive the expiration or termination of this Agreement. OMP and Triax acknowledge and agree that the extent of damages in the event of a breach of this Section 6 of the Agreement would be difficult or impossible to ascertain and that there will be available no adequate remedy at law in the event of any such breach. Both Parties therefore agree that in the event either Party breaches any provision of this Section 6, the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, in addition to any other relief to which it may be entitled at law or in equity.

7.                         TERM AND TERMINATION

7.1                    Term. This Agreement shall commence as of the date hereof and remain in full force and effect for an initial term of 5 years (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for a successive 5 year term, unless written notice is provided by either party at least 120 days before the end of the then-current term, in which event this Agreement shall end on the last day of such term. The Initial Term and any renewals shall be constitute the “Term.”

7.2                    Termination For Breach. Either Party may terminate this Agreement upon 30 days’ prior written notice to the other Party in the event that the other Party breaches or fails to fulfill any of its material obligations under this Agreement (including, without limitation, making deliveries of Products within the deadlines specified on any Purchase Order, or providing Products that do not meet the Specifications). However, if during such 30 day notice period the other Party shall have remedied such failure, this Agreement shall continue in full force and effect as if such failure had not occurred.

7.3                    Termination For Other Reasons. This Agreement shall terminate forthwith, at the option of either Party by written notice to the other Party, if the other Party ceases to carry on its business or becomes the subject of any proceeding under state or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other Party or the reorganization of the other Party for the benefit of creditors.

7.4                    Rights After Termination. Termination of this Agreement by either Party shall not prejudice the right of it or the other Party to recover any monies or require performance of any obligations due at the time of such termination. In the event of termination of this

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Agreement Triax shall, at OMP’s sole discretion and option, pass title and deliver to OMP completed Products in its possession meeting the Specifications, provided that OMP pays a reasonable price not to exceed the price that would have applied if Triax had delivered such Products according to the terms of the applicable Purchase Orders.

8.                         OMP WARRANTY AND INDEMNITY

8.1                    Warranties. OMP represents and warrants to Triax that: (a) OMP has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by OMP and constitutes the legal, enforceable and binding obligation of OMP; (c) OMP’s execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which OMP is a party or is otherwise bound; (d) no approval, action or authorization by any governmental authority or agency is required for OMP’s execution and performance hereof which has not already been obtained; and (e) OMP will notify Triax within twenty-four (24) hours of receiving any notice or upon discovery of any adverse event arising from the sale or use of the Products.

8.2                    OMP Indemnification. OMP shall defend, indemnify and hold harmless Triax and its officers, directors, employees, and agents against any claims, complaints or investigations to the extent arising from the negligence or willful misconduct of OMP, its employees, agents, or contractors (other than Triax) in the performance of its obligations under this Agreement. OMP will pay all resulting costs, including, without limitation, all damages, penalties, court costs and attorneys’ fees finally awarded, provided Triax promptly notifies OMP in writing of any such claim. OMP retains sole and exclusive control of the defense and all related settlement negotiations, and Triax shall provide OMP with such assistance, cooperation and all related information for such defense as OMP may reasonably request.

OMP shall defend, indemnify and hold harmless Triax and its officers, directors, employees, and agents from any claims, complaints or investigations that the Products, OMP technical and sales literature or the OMP marks infringe a patent, trademark or copyright of a third party (a “Claim”), and pay resulting court costs, damages and legal fees incurred in connection with such actions relating to such claim, provided (i) Triax notified OMP promptly in writing of any such action and any and all related claims and (ii) Triax gives OMP sole control of the defense of same and all negotiations for its settlement or compromise. Should any Products become, or in OMP’s opinion be likely to become, the subject of a claim of infringement, Triax shall permit OMP, at OMP’s option and expense, to (a) procure for Triax the right to continue manufacturing the Products, (b) replace or modify the Products to become non-infringing, or (c) if neither procurement or replacement are commercially reasonable, terminate this Agreement immediately with no further obligation or liability to Triax. Notwithstanding the foregoing, OMP shall have no liability for any claim of infringement to the extent based upon any modification of the Products, OMP technical and sales literature and the OMP marks are not made by OMP or its authorized representatives. THE FOREGOING STATES THE ENTIRE LIABILITY OF OMP WITH RESPECT TO INFRINGEMENT OF ANY PROPERTY RIGHT OF A THIRD PARTY BY THE PRODUCTS, OMP TECHNICAL AND SALES LITERATURE AND THE OMP MARKS. Notwithstanding the provisions of this Section 9,

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this Agreement shall not limit the liability of OMP for personal injury, including death, arising from (i) the gross negligence of OMP or its employees acting in the course of their employment or (ii) defects in the design or manufacture, including without limitation, defects in packaging, labeling or instructions, of the Products.

8.3                    Survival. The provisions of this Section 8 shall survive the term and any termination of this Agreement regardless of the cause.

9.                         TRIAX WARRANTY AND INDEMNITY

9.1                    Warranties. Triax represents and warrants to OMP that: (a) Triax has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by Triax and constitutes the legal, enforceable and binding obligation of Triax; (c) Triax’s execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which Triax is a party or is otherwise bound; and (d) no approval, action or authorization by any governmental authority or agency is required for Triax’s execution and performance hereof which has not already been obtained. Triax further represents and warrants that all Products delivered to OMP shall conform in all respects to and shall have been manufactured, assembled, labeled, packaged, stored, transported, handled and disposed of in accordance with the terms and conditions of this Agreement and that such Triax activities fully comply with all applicable government regulations including, without limitation, Good Manufacturing Practices of the Food and Drug Administration.

9.2                    Triax Indemnification.

Triax shall defend, indemnify and hold harmless OMP and its officers, directors, employees, contractors, and agents against any claims, costs (including reasonable attorney fees) complaints or investigations to the extent arising from the negligence or willful misconduct of Triax, its employees, agents, or contractors in the performance of its obligations under this Agreement. Triax will pay resulting costs, damages, court costs, penalties and attorneys’ fees finally awarded, provided OMP promptly notifies Triax in writing of any such claim. Furthermore, Triax indemnifies, defends and holds harmless OMP, its directors, officers, employees, agents and contractors, from and against all liabilities, claims, suits, damages, losses, causes of action, and expenses (including reasonable attorneys’ fees and court costs), and all costs and administrative fees associated with any recall of any Product. Triax retains sole and exclusive control of the defense and all related settlement negotiations, provided Triax shall not settle any claim without the prior written consent of OMP. OMP shall provide Triax with such assistance, cooperation and all related information for such defense as Triax may reasonably request.

9.3                    Warranty Notwithstanding Acceptance. Triax’s warranty obligations pursuant to this Section 9 shall remain in full force and effect with respect to all Products, notwithstanding the Products meeting acceptance by OMP.

9.4                    Product Liability Indemnification. Triax agrees to defend, protect, indemnify and hold harmless OMP and each of its officers, directors, employees and agents from and against all

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Confidential Treatment Requested

Product liability and regulatory liability, including, without limitation, environmental liabilities, and attorney fees resulting from any claims by third parties for loss, damage or injury (including death) allegedly caused by any Product purchased under this Agreement. OMP agrees to promptly notify Triax of all such claims, and to permit Triax to control, at its expense, any negotiation, arbitration or litigation concerning such claims; provided Triax shall not settle any claim without the prior written consent of OMP.

9.5                    Survival. The provisions of this Section 9 shall survive the term and any termination of this Agreement regardless of the cause.

10.                  LIMITATION OF LIABILITY

10.1              IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION ANY LOSS OF PROFITS OR BUSINESS OPPORTUNITIES), EXEMPLARY, INCIDENTAL OR INDIRECT OR PUNITIVE DAMAGES OR COSTS (INCLUDING LEGAL FEES AND EXPENSES) OR LOSS OF GOODWILL OR PROFIT IN CONNECTION WITH THE SUPPLY, USE OR PERFORMANCE OF THE PRODUCTS PROVIDED HEREUNDER, OR IN CONNECTION WITH ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS OR IF THE EXCLUSIVE REMEDIES STATED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE.

Notwithstanding the provisions of this Section 110, this Agreement shall not limit the liability of either Party for personal injury, including death, arising from the gross negligence or willful misconduct of such Party or its employees acting in the scope of their employment.

11.                  MISCELLANEOUS PROVISIONS

11.1              Relationship Of Parties. Neither this Agreement nor any Purchase Order executed pursuant to this Agreement shall be deemed to create or constitute a partnership, joint venture or business organization of any kind or nature whatsoever between Triax and OMP.

11.2              Order Of Precedence. In the event of a dispute between the Parties with respect to the terms and conditions of any Purchase Order, the order of precedence in interpreting any such terms and conditions shall be as follows: (i) information (other than the Terms and Conditions) printed on the Purchase Order; (ii) the terms of this Agreement; and (iii) the Specifications. In the event of any conflict between the Terms and Conditions printed on a Purchase Order and the provisions of this Agreement, the terms of this Agreement shall prevail.

11.3              Entire Agreement. This Agreement (including the exhibits hereto) together with any Confidentiality Agreements sets forth the entire agreement between the Parties and supersedes any prior agreements or understanding, written or oral, relating to the subject matter of this Agreement. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and to their respective successors and assigns.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Confidential Treatment Requested

11.4              Remedies; Waiver. The remedies provided herein shall be cumulative and in addition to any other remedies available at law or in equity. Any waiver or delay in the exercise by either Party of any of its rights under this Agreement shall not be deemed to prejudice such Party’s right of termination or enforcement for any further, continuing or other breach by the other Party.

11.5              Force Majeure. Neither Party shall be liable for delay or failure to perform, in whole or in part, by reason of contingencies beyond the reasonable control of the Party affected, whether herein specifically enumerated or not, including among others, acts of God, war, acts of war, revolution, civil commotion, riots, acts of public enemies, blockage or embargo, delays of carriers, car shortage, fire, explosion, breakdown of equipment, strike, lockout, labor dispute, casualty or accident, earthquake, epidemic, flood, cyclone, tornado, hurricane or other windstorm, delays of vendors or other contingencies interfering with production or with customary or usual means of transportation, or by reason of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement or any other act of any governmental authority, local, state or federal, including court orders, judgments or decrees, or any other cause whatsoever, whether similar or dissimilar to those above affected; provided, however, that the Party so affected shall promptly give notice to the other Party whenever such contingency or other act becomes reasonably foreseeable and shall use its reasonable best efforts to overcome the effects of the contingency as promptly as possible.

11.6              Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.7              Dispute Resolution. Any claim, controversy or dispute which arises between the Parties, their agents, employees, officers, directors or affiliates (“Dispute”) which the Parties are unable to settle through consultation and negotiation may be mediated under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) by a mutually acceptable mediator. Any Dispute which cannot be resolved through negotiation or mediation shall be resolved by binding arbitration as provided in this Section 11.7. The arbitrability of claims shall be determined under the Federal Arbitration Act, 9 USC Secs. 1-16. Notwithstanding the foregoing, the Parties may cancel or terminate this Agreement in accordance with its terms and conditions without being required to follow the procedures set forth in this Section 11.7.

A single arbitrator engaged in the practice of law, who is knowledgeable about the subject matter of this Agreement and the matter in Dispute, shall conduct the arbitration under the rules of the AAA then in effect, except as otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA. The arbitration shall be conducted in New York, New York and all expedited procedures prescribed by the AAA rules shall apply. The laws of New York shall govern the construction and interpretation of this Agreement. The arbitrator’s decision and award shall be final,

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Confidential Treatment Requested

conclusive and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

Either Party may request from the arbitrator injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. The arbitrator shall not have authority to award punitive damages. Each Party shall bear its own costs and attorneys’ fees, and the Parties shall share equally the fees and expenses of the mediator and arbitrator.

If any Party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and another Party successfully stays such action and/or compels arbitration of said claims, the Party filing said action shall pay the other Party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees.

Triax agrees that in the event of any Dispute between the Parties, it will continue to provide Products without interruption. OMP agrees that in the event of any Dispute between the Parties, it will continue to pay for Products delivered by Triax under this Agreement.

11.8              Toxic Materials. Nothing used in the manufacture of the Products and components thereof covered by this Agreement shall contain any materials or chemicals not approved for the intended use of the Products. Triax warrants that all packaging material furnished under this Agreement (including any Purchase Order) and all packaging associated with material furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons, including polystyrene foam manufactured through a process using any of the following blowing agents: CFC-11, CFC-12, CFC-113, CFC-114 or CFC-115. Triax shall defend, indemnify and hold OMP and its officers, directors, employees, contractors, and agents harmless from any liability, fine, penalty, or costs (including, without limitation, reasonable attorney fees) incurred by OMP or any of its directors, officers, employees, contractors, or agents to any third party or governmental agency arising out of OMP’s good faith reliance upon said warranty.

11.9              Notices. All notices, demands, approvals, requests or other communications which may be or are required to be given, served or sent by either Party to the other, shall be in writing and shall be delivered personally, by certified mail, return receipt requested, or by telegraphic, telex, facsimile or cable communication at the address set forth below, or, as to each Party, at such other address as shall be designated by such Party in a written notice to the other Party:

If to Triax, to:

TRIAX PHARM
20 COMMERCE DR.
CRANFORD, NJ 07016

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Confidential Treatment Requested

If to OMP, to:

OMP
310 Golden Shore, Ste. 100
Long Beach, CA 90802
Attn: Curtis Cluff

11.10        Assignment. Neither Party shall, without the written consent of the other not to be unreasonably withheld, assign or transfer this Agreement or any rights or obligations hereunder.

11.11        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

11.12        Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

OMP		Triax Pharmaceuticals, LLC

SIGNATURE:	/s/ Curtis Cluff	SIGNATURE:	/s/ Leonard L Mazur

NAME:	Curtis Cluff	NAME:	Leonard L Mazur

TITLE:	E.V.P. Corp. Dev. & Operations	TITLE:	C.O.O.

THE SYMBOL [***] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.